UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	000-50332 (Commission File Number)	93 - 1282171 (IRS Employer Identification No.)

503 Airport Road, Medford, Oregon  97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;

                        Transfer of Listing.

On March 15, 2010, PremierWest Bancorp (the “Company”) received written notice from The NASDAQ Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Listing Rule 5550(a)(2). The notice has no effect on the listing of the Company’s common stock at this time, and the Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol PRWT. The Company will be provided 180 calendar days, or until September 13, 2010, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180-day period. If the Company is not in compliance by September 13, 2010, the Company may be afforded a second 180 calendar day grace period if it meets The Nasdaq Capital Market initial listing criteria (except for the minimum bid price requirement), as set forth in Listing Rule 5810(c)(3)(A)(ii). If it otherwise meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, the Company’s common stock will be subject to delisting from The Nasdaq Capital Market. The Company would then be entitled to appeal the Nasdaq Staff’s determination to a Nasdaq Hearings Panel and request a hearing. A copy of the Company’s press release with respect to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2010	PREMIERWEST BANCORP (Registrant) By: /s/ Michael D. Fowler Michael D. Fowler Executive Vice President and Chief Financial Officer